Exhibit 99.2

Final Transcript

CCBN StreetEvents Conference Call Transcript

TWTR - Q3 2003 Tweeter Home Entertainment Group Earnings Conference Call

Event Date/Time: Jul. 24. 2003 / 10:30AM ET

Event Duration: N/A

Transcript

OPERATOR

Good day, ladies and gentlemen, and welcome to the Tweeter Home Entertainment Group third-quarter earnings conference call. (CALLER INSTRUCTIONS). I would now like to turn the conference over to your host Mr. Joe McGuire.

JOSEPH McGUIRE

Thank you. Good morning everyone. Thank you for participating in Tweeter Home Entertainment Group’s fiscal 2003 third-quarter earnings conference call. My name is Joe McGuire, and I am the Chief Financial Officer. Also with us today is Jeff Stone, President and CEO; Sandy Bloomberg, Founder and Chairman, and Philo Pappas, the Company’s Senior Vice President of Purchasing.

I would like to start with a brief statement about forward-looking statements, after which we will discuss the general business for the quarter and then we will review the numbers. After these brief presentations, we will open it up for questions.

Certain statements contained in today’s press release and statements that may be made during the conference call included words such as expects, believes, plans, anticipates and similar language constitute forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed or anticipated. Participants are cautioned not to place undue reliance on these forward-looking statements and to refer to recent Company filings on form 10-K and 10-Q filed with the SEC for a more thorough discussion of risk factors associated with the Company. Copies of today’s press release and all other releases and SEC filings are available at our Investor Relations Website, www.twtr.com.

And now here is Jeff to give you a business summary.

JEFFREY STONE

Good morning, folks. For previously announced for our third fiscal quarter ended June 30, comparable retail store business was down 10 percent. Total revenue decreased 2.8 percent to 170 million from 175 million for the period. Net loss for the quarter was 4.1 million compared to net income of 103,000 for the same period last year. Loss per share was 17 cents on a diluted basis compared to earnings per share of 0 on a diluted basis for the same period last year.

Joe will go into more detail on operating and balance sheet in a few minutes, but I would like to discuss some of the trends that we are seeing at the store level. Flat panel television continues to be a growing category with sales penetration of 15.7 percent of sales in the June quarter. Average selling price for the category is still 7.3 percent higher than projection televisions and 262 percent higher than tube televisions. While we’re seeing marginal decrease in projection television as a percentage of sales as a result of the strong Plasma and LCD growth, two televisions have declined from 10.3 percent of sales last June quarter to 6.7 percent of sales this June quarter. For the quarter, Plasma represented 78 percent of the category’s dollars and 43 percent of the units sold with LCD sets coming in at 22 percent of the dollars and 57 percent of the units.

We continue to maintain a strong focus on our home installation business as home installation labor grew to 3.1 percent of sales from 2.5 percent of retail sales for the same period last year and overall labor dollars increased 21 percent.

Beginning Memorial Day weekend, we converted our media strategy to print inserts and through June experienced double-digit sales trend changes for the uncertain weeks compared to the prior several months when no inserts were dropped. As we mentioned in our sales release, in all markets excluding Florida and Arizona, comp sales were down 11 percent in April, down 9 percent in May, and down 4 percent in June for a quarter comp of down 8 percent.

In Florida and Arizona, also beginning Memorial Day weekend, we limited the level of discounting and eliminated some of the the ROP advertising matching what we were doing every place else in the country. We actually hurt sales with some of these changes, and as Florida and Arizona account for approximately 25 percent of our total revenue, we clearly need to quickly change the strategy we employ in these markets. For August and September, we are going to more fully narrow the ad structure that these markets used last year and are hopeful that sales trends will rebound.

While gross margins for the Florida and Arizona regions did improve by approximately 140 basis points for the month of June compared to the prior year, this was not enough to offset the overall decline in gross profit dollar contribution resulting from the sharp decline in sales. With positive trend changes in all regions except for Florida and Arizona, which already employ the print strategy, we believe the initial results in the change in marketing tactics are largely successful, and we hope to build on that during our final fiscal quarter.

Now I will give it back to Joe to review some of the other income statement and balance sheet numbers.

JOSEPH McGUIRE

Let me start by saying that all the comparisons I will be discussing are the recalculations between selling expense and cost of goods sold as a result of adopting EITF’s 02-16, and that is in order to keep the comparisons comparable.

Because many of our vendor programs renew on April 1st, there is a large reclass. It is about $5.7 million. And after I review some of the key income statement items and balance sheet items, I will discuss our projections for the September quarter.

Loss from operations for the June quarter was 6.4 million compared to income from operations of 678,000 for the June quarter of last year. As a percentage of revenue, operating income decreased to -3.8 from a .4 percent for the same period last year. Two drivers to that is due to a 230 basis point increase in selling expenses as well as a 240 basis point decline in gross margin. Overall gross margin decreased to 33.8 percent from 36.2 percent for the same quarter last year. Contributing to the decline was a 140 basis point decrease in vendor rebates. The balance was product margin declines and product mix changes.

The large increase in selling expenses as a percent of revenue is primarily due to a cooperative advertising decrease, which was worth 130 basis points. In addition, the lower revenue contributed to an increase of 189 basis points in occupancy costs and depreciation. Corporate, general and administrative expenses as a percent of revenue actually decreased to 6.4 percent of revenue from 6.8 percent last year, and this is a direct result of the cost-cutting initiatives that we have been busy with over the last 12 months. We continue to focus on reducing our inventory days on-hand and expect inventory level at September to about 135 million, and we are expecting to end the quarter with the some amount of debt as we ended the June quarter on a revolver of approximately $50 million.

For the quarter ending September 2003, we are planning comparable store sales to be in the range of -3 to -6 percent, which will put revenue in the range of 184 to 189 million. We are anticipating in that projection a reduced gross margin during the quarter as we are planning to reduce our open box and discontinued inventory below historical levels with several in-store changes to pricing, compensation and incentives directly related to that category during the quarter, really during August and September which is when we will be driving that. We anticipate this will have a negative impact to gross profit in the range of $2 to $3 million.

Discontinued and open box inventory for many many years has historically represented between 10 and 15 percent of total inventory. However, we are making some strategic changes in how we view all of our inventory, and part of this change is we want to cut that roughly in half so that the range is between 6 and 9 percent of total inventory. Our goal is to get to that by the end of September, hence the expected charge.

We are also planning to increase gross advertising expenditures by about $1 million from 5.2 percent of revenue last June to 5.7 percent of planned revenue — I am sorry last September to 5.7 percent of planned revenue for this coming September quarter. With our high rate of repeat customer shops in the holiday quarter, we believe that strategically acquiring customers now will be helpful to us in the December quarter. So inclusive of those charges, we expect a net loss in September to be between 3.5 and 5.2 million, which would give us EPS in the range of a -15 cents to -22.

Now I will turn it back to Jeff for some additional comments.

JEFFREY STONE

Our biggest issue continues to be store traffic, as evidenced by the increase of the percent of sales of items such as rent, depreciation and a few other fixed categories driving topline sales is the key. We reduced the pace of declining customer accounts in the June quarter, which we believe is at least partially due to the new marketing strategy. One month, however, is not enough time and does not allow for the adequate collection of data to thoroughly evaluate the effect of our marketing changes. So we are continuing to monitor this important metric as our marketing evolves. As you can see from Joe’s comments about the fourth fiscal quarter, we are continuing to be cautious with near-term sales expectations.

We would like to take a few minutes to update the investment community regarding somebody exciting and initial work we are doing with Retail Masters. Retail Masters was retained by the Company in May and is comprised of some ex-Best Buy executives led by Wade Finn (ph), some ex-

(inaudible) folks and a few other people. We have named the process we are going through with them, Foundations for Winning. Essentially we have augmented our existing operating staff by bringing in experts in some key areas to help us identify areas of opportunity which we believe will translate into substantial improvements to both top and bottom-line.

Tweeter grew up very quickly, and we are learning there are much more sophisticated methods of analyzing operational areas of the company. The Retail Masters team is bringing the knowledge and insights that much larger organizations have into our Company. To say that there is an incredible amount of learning going on is an understatement.

The initial pace of the work is centered on the areas of sales development opportunities, back of the house cost savings, advertising effectiveness, supply chain, inventory portfolio management and organizational assessment. We will give you an example in each category of the types of things that we are looking out, and while it is too early to clearly state what our expectations are regarding the work that is being done, we believe that when executed, the result should be in the tens of millions for operating income improvement.

In the sales development area, one of the main focal points is our best practice attachment selling. While we do a nice job of selling sneakers with televisions, there are other areas such as accessories, Monster Cable and warranties that we could do a better job with that would contribute nicely to top and bottom-line. In the back of a house, an example of types of things that we are doing is to look at how we purchased noninventory products and services and how we can utilize our buying power to get the best pricing.

We are looking at ways to improve overall store execution by saving on credit card chargebacks and bad checks. We are also investigating a possible savings that may exist from centralizing freight costs both to and from our distribution facilities.

Regarding ad effectiveness, there are more sophisticated ways to measure the effectiveness of our $50 million ad spend than we currently utilize which will either also us to get more bang for our ad dollar or reduce the expense, which is one of our larger line items on the income statement.

Supply chain is all about selling the most you can sell with the least inventory in the bar. We believe that we can get very sophisticated in this area within a relatively short period of time and have already reorganized our buying department to focus energies differently than in the past. One day of inventory at Tweeter’s is currently worth $1.5 million in cash, so you know there is a huge upside here.

Our inventory reduction results over the last few quarters have nothing to do with our Retail Masters supply chain initiatives as if that were just began within the last week. Portfolio management is a systematic approach of effectively implementing merchandising strategies and dynamically real-time allocation of resources in order to maximize the profitability and objectives of the business. Again, this profit is simply a more sophisticated or larger company way of running the merchandising function. The result of the work will be the proper alignment of inventory by category, floorspace by category and ad by category. Also, product categories have been redefined as to their role in our overall business strategy. When complete, portfolio management combined with our supply chain initiatives will help ensure that our out-of-stocks are greatly reduced, and we will be putting inventory dollars into the proper buckets.

We have not finished the first phase of a three-phase process, and we believe that all of this work will take us a year to tackle with some benefits being derived shorter term, while some will be taken over the longer-term.

Finally, I want to mention that Tweeter’s days of being a product centric CD retailer only are on the way out. We are in the process of reinvention. The final part of the work that we are doing revolves around the strategic repositioning of our company. We are not handing out any clues as to what this looks like today, but different plans with somewhat revamped strategic directions are being considered, consumer research is being done and an honest evolution of organizational strengths and weaknesses is being conducted. Like much of the rest of our operations , our strategic planning process is maturing, and we will test in pilots some of the directions we are considering. The digital world and realities where a connected future has changed the CE world has changes in industry players, and we are morphing as all successful companies do in their lifecycle.

In the interim, we are ensuring that our marketing tactics will drive customers into the stores and that our operational environment maximizes efficiency and productivity. We will continue to add the required talent to our team as needed, and our senior team has been energized by the work that we are doing. There is a fresh perspective that outsiders bring, and the team has been open to viewing the business in another light. While we are facing a very challenging year, I, as well as the rest of the team, are increasingly confident that despite our downturn the long-term future of Tweeter remains bright and filled with opportunity. We have done a tremendous amount of our work this year in reducing costs and bringing all of our acquired companies under one operating umbrella. With the work we are doing with the Retail Masters and some other initiatives, I am confident that 2004 will be a year that Tweeter returns to profitability from its one year hiatus, and we will reemerge as an industry leader on a somewhat different strategic course.

That does it for prepared remarks. We would like to open up the conference for questions.

OPERATOR

(CALLER INSTRUCTIONS). Sam Louer (ph), CIBC.

THE CALLER

Good morning guys. Jeff, how a year and a half ago when the Company’s sales began to diminish, the Company had downplayed the relevance of Best Buy and its impact on the mid to high-end chains. When you think about the business today, is that still your conclusion? Are do you think that the impact is becoming more significant and that that would play into this strategic repositioning of Tweeter that you are outlining going forward?

JOSEPH McGUIRE

The answer to that is that it is not so much Best Buy by itself as it is what is going on in the industry. There are a lot of new people in the industry. Wal-Mart is now becoming a significant CE player. Target has entered the CE space in a big way. Costco continues to carry more stuff. While we would tell you that those retailers do not directly impact us, we do believe that the entry of those retailers into the marketplace will impact Best Buy and start to change their behavior and force them to try to move up a bit.

So the impact of that is somewhat indirect, and that will have some impact on us as Best Buy tries to change its positioning within the marketplace. So I would say we are certainly paying more attention to that now, probably than we were a year and a half ago. But some of that stuff is not clear yet about what they are going or how they are going to do it or how well and successful that execution on them is really going to happen. So I would say that our awareness of it has heightened and we are paying more attention to it, but I don’t know that we have seen a direct impact from that just yet.

THE CALLER

When you talk about companies like Wal-Mart and Target becoming more relevant, does that imply that the manufacturers and the high-end retailers are having difficulty in selling the benefits of the more fully featured equipment in your offering?

JEFFREY STONE

No. I just think that the world is changing. When you get somebody like Wal-Mart who is whatever they are, 150 or whatever it is billion, the number two big that none of us can keep track of it, and they get into a space, I think that changes the dynamic for a lot of people. A lot of stuff that they are selling is being made by people in China that have not typically been in (inaudible) and the U.S. CE space.

So I think our opinion is that with everything that is going on with the marketplace, that the whole dynamic of CE retailing as it existed (inaudible) as two or three years ago is changing dramatically. I think that you are seeing the face of everybody having a need to change, and not just for the Wal-Mart just because of what all this equipment does or can do now versus — it used to be just (inaudible), they did not do anything else. I think the nature of the products are changing the higher end business, and different people see different opportunities there.

COMPANY REPRESENTATIVE

I think one of the ones that we continue to look at that is as the features and benefits of the products continue to expand and grow primarily because of this conversion to digital and the products being driven as much by software anymore as it is by hardware, is that we would tell you that we think that particularly high-end retailing in the place where we play, is going to move from a products centric solution or a product centric world with the customer to a solution centric world for the customer, where the services and solutions that we provide relative to lifestyle will be — you will start to move for where it was all about the box to where it will now start to be far more about the solution. One of the confusing parts of that is how fast and at what pace would our change take place? There are some of the very strategic things that we are trying to wrestle in a very deliberate way as part of our strategic planning process.

THE CALLER

One other question if I may. On the cutting of the amount of open box and discontinued inventory in half, how will that impact the amount of inventory that is on the floor in the store? As a customer, we will see fewer sets to choose from than in the past?

JEFFREY STONE

The overall merchandising display, it is not like we are cutting lines. We are essentially trying to go from $16 million worth of discontinued and open box to 8 million. On $135 million inventory base, that is where we always said that — at this inventory level, you know, 13 to 18 to 19 million was okay. We just changed our outlook on that, and a lot of that has come through — as we take a look at our whole supply chain initiatives and look at how we can increase our turns, if $16 million worth of discontinued inventory, that stuff is not exactly turning that. So obviously we would get rid of $8 million worth of discontinued inventory and buy prime stock, top 100 or 50 sellers and put all the money into that. You have a huge positive impact to our cash conversion cycle and all the things we are trying to — all those metrics we are trying to work on.

JOSEPH McGUIRE

One of the ways to think about that is in terms of a resource allocation model. As we look at our inventory that way, you can look at it and say, is having $18 million invested in this stuff really a good use of the $18 million. When you are evaluating it under that methodology, the answer is no because it is not our highest. Obviously discontinued (inaudible) is not our highest returning segment of our inventory.

OPERATOR

(CALLER INSTRUCTIONS). Bill Armstrong, CL King.

THE CALLER

I was wondering if you could discuss the emphasis you’re putting on your new print advertising? I have seen some of it. It looks like you are emphasizing pricing a little bit more. Are you going to have a more aggressive promotional pricing strategy going forward in order to try to drive traffic? What are your feelings there?

JEFFREY STONE

The reality is we have always had great deals in the store. We have always had stuff — we call them Wise Buys — but we have had always had some great types on great products, never just maybe for these economic times not the right vehicle to talk about them. So we did take a little bit of a hit on gross margin. It was not a point. Was it? 60 points or 80 points.

JOSEPH McGUIRE

55 points in June.

JEFFREY STONE

55 points in June. So if this costs us a little bit in gross margin as we did mark some other stuff that we may not have typically marked down, we tried to put some stuff on sale to move it. But our strategy is not to be aggressively screwing with our margin. It is just to tell the customer in a print fashion, which is what they are used to seeing stuff “on sale,” stuff that we are already carrying in the store.

THE CALLER

Was the rationale for lowering the discounting at Sound Advice?

JEFFREY STONE

We did not lower discounting. What we did is we tried to reduce their discounting. It is one reasons we think their business went down.

JOSEPH McGUIRE

We stopped the level or we tried to reduce the level of discounting and the level of price promotions offered. The way that worked is that it had a much bigger impact on sales than we had expected or anticipated. It did improve gross margins. Sound Advice’s gross margin for the month of June was up 140 basis points, but the net of the strategy failed.

We lost about $4.5 million of gross profit dollars due to the decline in sales. We picked up about $3 million gross profit due to the increase in the margin, but you still have a net going in the wrong way of 1.5 million.

JEFFREY STONE

I guess we have been — you know, Bill, because you have been calling the company for a while. We have had this initiative for the last 15 months of one company one-way, and one of the things that we tried to do is we tried to consolidate everybody under the same marketing umbrella. Really June was the first month or actually beginning in the end of May, was really the first time we did that. Really what we did very quickly after five weeks we started putting everybody under the same marketing umbrella, especially a market like Florida, which is training their customer and their salespeople have been trained a particular way.

Maybe it is not the smartest thing. We have already increased their margins about 300 points since we acquired them. But we cannot afford for their sales to be down 20 percent. So we would rather have their business flat and have their margin — not have that 146 point margin of pickup and just let the business run like that because that is a hell of a lot better.

JOSEPH McGUIRE

I might have been a little too much too fast. So in terms of trying to move to one way to go to market, we think we are going to have to probably evolve that over a period of time. To pull the trigger the way we did was probably too much, too quick.

THE CALLER

Moving to the open box and discontinued, that $2 to $3 million hit, is that just for accelerated markdowns to move that stuff out?

JOSEPH McGUIRE

Yes.

THE CALLER

Is that traditionally a low margin category for you guys?

JOSEPH McGUIRE

Yes.

THE CALLER

You do not get any kind of benefits from the suppliers for discontinued products?

JOSEPH McGUIRE

No. It depends upon how you look at that. We are fully price protective for active products. So if we have an active SKU and a manufacturer drops the price $20, we will get price protected for whatever inventory we have for that. Once the product has been discontinued and we are not actively buying it anymore, any markdowns that we take subsequent to that are on us.

So we’re trying to do something that we have not really done before, and that is to really drive this as a percentage of total below a place that we have ever been. It has naturally run at that 10 to 15 percent number, and it fluctuates seasonally for us. It is usually highest in the spring. It is lows right at the end of December  , and that pattern or trend has been going on really I would say probably for close to a decade. So now we are going to try to do something different and really drive that number down very significantly prior to the start of the holiday season and essentially redeploy those dollars.

THE CALLER

Will those dollars be redeployed into other product lines?

JOSEPH McGUIRE

Yes. (multiple speakers). We want to put the money in, probably take old and tired dollars and put into the fastest selling hottest products that we have. Some of that is the result again of the some analysis stuff we are doing with the way we look at (inaudible) and so forth, and we think that a higher investment in some of the stuff will yield good results. So we’re going to give that a shot here. We are going to take money out of (inaudible) and put it into some of this other stuff and measure the results as we do that. The key to what Jeff said earlier is taking the percentage of disco (ph) down overall and keeping it here and running at rates that we have not been at before.

THE CALLER

Two quick housekeeping questions. I think you had about 1.25 million in non-cash charges during the quarter. Was that in corporate G&A, or was that in selling expenses?

JOSEPH McGUIRE

Corporate G&A.

THE CALLER

Actually excluding that, your corporate G&A was done about $2 million?

JOSEPH McGUIRE

Yes. We say it is unfortunate the sales declines have masked a lot of the work that we have done in terms of carving cost out. We have done a pretty good job, I think, of taking costs out of the business to the point that honestly I think at flattops we would show leverage on a lot line items. But, yes, we have done a good job of taking money out.

THE CALLER

Can you tell us what your Accounts Payable balance was at the end of the quarter? I think it has been lumped in with a bunch of other items.

JEFFREY STONE

We always do that on the press release because we are never quite done with everything in detail. I might have it. At the end of June, AP was just about $29 million.

OPERATOR

Edward (inaudible), Chartwell.

THE CALLER

I hate to do this to you, but I will ask. You commented last time about progression in the quarter. How is July going?

JEFFREY STONE

Should we comment on that?

JOSEPH McGUIRE

Yes, we have in the past. How about this. July is not doing as good as June, but it is doing better than the rest of the other two months of last quarter. So we will give you a clue and a hint.

THE CALLER

Thank you.

OPERATOR

Todd Brooks, (inaudible).

THE CALLER

A couple of questions, one on the comp side. I am just looking at that down 3 to down 6 guidance for the quarter, and on a two-year basis, that would be a big stepup from what you did in the third quarter. You would be going from a down mix single digit on a two-year versus a down 15.

Is that all traffic when you are thinking about it? Is there some ticket in there? If you could just go through the thought process that gets you to that down 3 to 6.

JOSEPH McGUIRE

Since we are going to be blowing out a lot of disco (ph), we plan on getting our sales up. You cannot be having an aggressive strategy to move some stuff. It is not going to be all — it is not going to be all additional business. But if we’re planning to move an extra 8 million or so, we are going to get some — we have to get some sales lift from that.

THE CALLER

So that would be more of a one quarter lift from the disco (ph) piece, and at the end of September, that should be clean then.

JOSEPH McGUIRE

Correct. Our anticipation is that our print strategy will continue to move the needle a little bit. The answer is it is a little of both. We do expect the print to continue to drive traffic. Average ticket in most of the high-growth categories continues to go up. So we expect both of those things to combine.

(inaudible) disco on there, there are three pieces pushing to to drive that. But you are right. It is absolutely a planned change in the two-year trend, but we’ve seen it change in the two-year trend in the June quarter.

JEFFREY STONE

The other part of that is we also expect in some way, shape or form remedy — Florida is the biggest market we have. Their performance hurt us, hurt the Corporation considerably in the June quarter, and we have already, as you just heard us read, we have already changed their marketing for August and September back to mirror more closely what they did last year. We have already seen that change fairly substantially in July over June.

THE CALLER

Then the second on the margin side, like you said the 216 clouds or the comparisons year-over-year?

JOSEPH McGUIRE

Just as a housekeeping, we will tell you every quarter what the among of that reclass is so that we can — we have to do it for our own stuff to keep the model straight. So we did it for this quarter. For the next three quarters, we will be sure to tell folks what the amount of that reclass is, and essentially it is picking co-money, taking it out of selling and dropping it into costs of good sold.

THE CALLER

As we think about you gave the dollar amount impact of clearing the disco and it’s about 50 basis points increase in advertising spend, but is there a way to think about on a year-over-year basis is there a vendor impact in the fourth quarter? I am just trying to get some margin guidance beyond the dollar amounts.

JOSEPH McGUIRE

Yes. Because of the sales decline, we have been achieving overall both lower rebate and co-op numbers. Included in our model for you is the plan that that will happen in September again as well, but we will not put those declines in those paces in terms of their negative impact on gross margin. It is baked into the September numbers we we gave you.

OPERATOR

(CALLER INSTRUCTIONS). Brett Hendrickson, Bonanza.

THE CALLER

Just a quick one. On the discontinued inventory, is some of that actually being sold at a loss? Negative gross margin?

JOSEPH McGUIRE

Yes.

THE CALLER

So then that is what the 2 to 3 million is? It is 2 to 3 million of actual negative gross profit you are getting?

JOSEPH McGUIRE

It hit to planned gross margin (multiple speakers). The reality for disco (ph) is that some of it goes out negative. Some of it goes flat. Some of it you still get some, and it varies a little bit from year to year. And the $2 to $3 million is off saying we are going to be more aggressive. So I would expect that not 100 percent of it goes out negative but more of it will go out negative now than we have historically.

THE CALLER

Okay. That makes sense. The Mitsubishi brand in TVs, I know it is important to Good Guys (ph) on the West Coast. How important is that brand to you folks?

JEFFREY STONE

It is still an important brand to us. From what we are selling this year versus last year and last year versus the year before, it has become less important to us for a couple of reasons. Just for two reasons really.

One is that we used to be one of the few people that sold it, and so we had really high margins. Now everybody has it, so there is no differentiation in they have been very slow to market with flat-panel technologies. Some people — Pioneer, Lee, Samsung, Phillips, Sony — those people have just leapfrogged them with the new flat-panel technology, and (inaudible) 16 percent penetration for the June quarter surpassing our own expectations for where we thought we would be. So that is the answer.

THE CALLER

So the fact that maybe Best Buy has now some of their product (inaudible) because they have been a little slower to move than everyone else?

JEFFREY STONE

Correct.

OPERATOR

Kelly Chase, Thomas Partners.

THE CALLER

I was wondering if you could give a little bit more detail on some of the stronger product categories? Is there anything that anything that actually stood out as being a weak product category for you this quarter?

JEFFREY STONE

We looked at all the things that we are going to — we are prepared to answer the what was strong category? Do you have any (inaudible)?

COMPANY REPRESENTATIVE

Some of the weaker categories and some of the opening price point televisions like TV monitors, that has actually been slow. Some of the basic car business has been a little slow, but starting to get offset by some of the newer technologies within cars as well like car multimedia. Audio continues to decline a little bit, although the pace of the audio decline is less than it has been. That was the slowest decline in the June quarter that we have had in some time.

The biggest thing where we have weaknesses are TVs. Camcorders show some weakness for us, and DVDs, even though the unit sales are up some, the actual revenue dollars this June quarter compared to last June quarter is down a little bit. It is almost kind of flat, but it had been a growth category for us. I would say that is about it.

JEFFREY STONE

Probably the biggest category that slowed down for obvious reasons is tube television. We have been able to take TCs that average — we are selling Plasma television on an LCD monitor that on average is 262 percent higher retail price point than tubes. The customer is seeing that flat-panel replacement, a 30, a 32, a 36 for a 27 inch TV. They are making that step to a higher price point. We see that continuing to occur throughout the balance of the calendar year.

THE CALLER

Looking forward into the Christmas selling season, any thoughts on what you think some of the hotter products might be for the selling season this year?

JOSEPH McGUIRE

They will continue to be Plasma high-definition TV. Recordable DVD will be I think a growing category for us this holiday season.

JEFFREY STONE

And really alternative technology, light engine TVs projection.

THE CALLER

Okay. One point of clarification. Did you say that you had made the changes in the advertising and promotions at Sound Advice beginning in July or beginning in Augusta?

JEFFREY STONE

Well, actually we did some things (multiple speakers). Absolutely in August and September. We were able to change some of July, but definitely August and September we have made changes.

THE CALLER

So the July comp trends that you spoke to obviously are probably feeling the impact of not being able to reverse that strategy?

JOSEPH McGUIRE

It sounded like it has improved so far July over June, not as much as we like, but it has improved.

THE CALLER

Do you think by switching back the strategies you will be able to fully reverse the additional point and comp decline you saw at Sound Advice?

JOSEPH McGUIRE

We will let you know at the end of September.

THE CALLER

I am saying that is your goal.

JOSEPH McGUIRE

Absolutely. Actually our goal is to be up 200 percent.

OPERATOR

Bill Armstrong.

THE CALLER

I think you introduced a $3000 Plasma TV model during the quarter. I was just wondering if you can comment on how that performed, and what was the screen size on that?

JOSEPH McGUIRE

The screen size? The screen size on that was a 42 inch.

THE CALLER

How did that perform?

JOSEPH McGUIRE

It did okay. That is not really geared at our customer set. Our customer still wants the better merchandise, and from a Plasma perspective, that is really what we have been selling and stepping off to that kind of product. But overall that has not ended up being a big part of our mix.

THE CALLER

I think the rationale was just to drive some traffic and get some people into the store, right? Would you say it succeeded in that regard?

JOSEPH McGUIRE

Absolutely.

THE CALLER

Is that then the kind of thing that you might do more of either in the Plasma category or elsewhere?

JEFFREY STONE

We will probably look to do that in categories that we think that we have the potential to be a strong player in.

JOSEPH McGUIRE

You will see us at entry-level price points in Plasmas for some time.

JEFFREY STONE

We did not go out and buy a $12 VCR because we think we can drive the market with it. Strategically we will look at doing things where we can be a player in the category.

THE CALLER

I understand. What brand was that?

JEFFREY STONE

The brand was SVA.

OPERATOR

Greg Fontana, Assets Investment Management.

THE CALLER

I have got a couple of questions to follow-up here. As you are really reevaluating your inventory positioning and looking through your supply chain management strategies, I am wondering after this inventory adjustment where you see yourselves overlapping on a SKU basis with Best Buy overall and in the video category? I am also wondering what the CapEx implications might be in the DCs in the coming year if there is going to be some supply chain changes?

JEFFREY STONE

Not really big CapEx implications from that because a lot of supply chain changes that we are implementing or preparing to implement have a lot to do with process. Not really it is not conveyors. It is not equipment. It is not forklifts in the D.C.. We make routine regular multimillion dollar investments every year in software expansion here, and that will continue. When it comes to the It systems, we are big believers in evolution, not a revolution. So not a lot of stuff on the CapEx.

In terms in terms of the SKU overlap will look like once we finish supply chain initiatives, I am not really sure I even know how to answer that at this point. I think the important thing, the distinction here, is what is the overlap demonstration versus the product on display, versus what sold in each of the storefronts. I would say right now the overlap is probably 35 percent from what we display. I would say what we sell is somewhat different, somewhat less than that.

THE CALLER

So that 4 or 5 million in CapEx upgrade to DCs has been completed, Joe, or is that still in process?

JOSEPH McGUIRE

4 to 5 million to upgrade the DC. (multiple speakers). We don’t know where that question or dollar amount is coming from since we are not spending $4 or $5 million to upgrade the DCs.

THE CALLER

That was a plan I thought was going to be done, but I guess it has not been.

JOSEPH McGUIRE

We have never — we are looking at each other confused here. Any money that we spent, we just moved the distribution center in Houston, which cost a couple hundred thousand bucks, but our PCs are built and we don’t have any monies earmarked for — so we don’t know where that one is going. The only other DC that might get expanded or moved in the future is our facility in Pennsylvania we talk about once in awhile. But, again, that will happen again through the normal course.

JEFFREY STONE

(inaudible) to spend $4 to $5 million on DCs.

THE CALLER

Got it.

OPERATOR

Kelly Chase.

THE CALLER

This is just one housekeeping question. I think you put a net addition to PP&E number down. Can you just tell me what CapEx was for the quarter?

JOSEPH McGUIRE

For the quarter, I have got nine months.

THE CALLER

Can you me the nine months CapEx? That is fine. I will back into it, but it is the number on the cash flow that was net of some of the sales that you did?

JOSEPH McGUIRE

Yes. Because we did do a sale leaseback of one of our stores during the quarter. You will have to follow up with me off-line. I don’t have the detail in front of me.

OPERATOR

I am showing no further questions at this time.

JOSEPH McGUIRE

Okay, everybody. Thanks very much for participating. We will talk to you next quarter.

OPERATOR

Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. You may disconnect at this time, and have a good day.

(CONFERENCE CALL CONCLUDED)

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